ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement"') is made as of 23 April, 2014, by and among Ubiquity Broadcasting Corporation, Inc., a Nevada corporation (the "Buyer"), and Monkeybars Inc, a Washington corporation, with offices located in California (the "Seller"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS:

WHEREAS, Seller owns Monkeybars, a music platform that combines a cloud content storage, a sharing application, and social networking search technology (the “Business”);

WHEREAS, Buyer desires to purchase and Seller desires to sell to Buyer substantially all of the assets of the Business, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

ASSETS BEING PURCHASED; ASSUMPTION OF LIABILITIES

1.1           Purchased Assets. Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer, at the Closing (as hereinafter defined), all of Seller’s right, title and interest in and to all of the assets of Seller used in connection with the Business, (collectively, the “Purchased Assets”), free and clear of all Encumbrances. The Purchased Assets shall include, but not be limited to, the following:

(a)          All of the Sellers’ accounts or notes receivable directly related to the Business, and all schedules, records and other documentation related to such accounts or notes receivable, including, without limitation, all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

(b)          All of the tangible and intangible property, and associated intellectual property rights owned by Seller and used in connection with the conduct of the Business, all of which shall be identified in the asset schedule to be attached hereto as Schedule 1.1(b) (the “Assets”);

(c)          With the exception of personnel records regarding employees (except as may be waived in writing by employee) Seller’s books and records directly related to or used exclusively in connection with the conduct of the Business or directly pertaining to the Purchased Assets, regardless of the medium on which such information is stored or maintained including, without limitation, all customer and employment records, vendor information, business plans, strategies and marketing information (except that Seller may retain copies as required by law or as may be reasonably necessary or prudent business practice);

(d)          To the extent transferable, the Licenses and Permits required under all laws, rules and regulations applicable to or affecting the Business, all of which are set forth on Schedule 1.1(d);

(e)          All inventory of the Seller, a list of which shall be set forth on Schedule 1.1(e);

(f)          The Intellectual Property Rights of the Seller listed on Schedule 3.6(a) and any and all other Intellectual Property Rights of Seller relating to the Business, whether or not disclosed on Schedule 3.6(a) (the “Business Intellectual Property Rights”), including all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, patents, copyrights, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions, Product manuals and other similar know-how or rights used in the conduct of the Seller's business, including the areas of software development, manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intellectual Property Rights used in connection with the Seller's business, including ail files, manuals, documentation and source and object codes related thereto, in particular its source code to all products and services sold under the "Monkeybars" trade names; all rights in and to the Seller's web site and the content therein including the domain name registration Monkeybars, email addresses, including all variations thereof; all rights of the Seller in and to the names "Monkeybars" and all trade names, trademarks and logos used in the Seller's business, all variants thereof and all goodwill associated therewith;

(g)          All advance payments, claims for refunds and deposits and other prepaid items relating to the Purchased Assets;

(h)          All claims of Seller against third parties directly relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(i)          All Seller’s Intellectual Property rights, Marks, access rights, Inventory, and assets relating to advertising, marketing, sales, social networking and other promotional activities, including, but not limited to brochures, pamphlets, artwork, copy, know-how, access codes and passwords; and

(j)          The goodwill associated with the Purchased Assets and the Business.

1.2           Liabilities Not Being Assumed. Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the “Retained Liabilities”), and Seller shall remain responsible for all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

(a)          Any compensation or benefits payable to present or past employees of Seller arising in connection with their employment by Seller;

(b)          All federal, state, local, foreign or other taxes (i) that have arisen prior to the Closing Date or may arise thereafter out of business or other operations conducted by Seller either prior to or after the Closing Date, (ii) that are imposed on the Purchased Assets as a result of the consummation of the transactions set forth in this Agreement, or (iii) for which Seller is or, at any time hereafter, may become liable, on or after the Closing Date, of the Business, ship, on or after the Closing Date, of the Purchased Assets;

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(c)          All Encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby;

(d)          All accounts or notes payable obligations for borrowed money, all purchase money obligations, and any other indebtedness or payment obligations of Seller (the “Retained Debt”);

(e)          Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the Business or the Purchased Assets or which may be asserted or threatened hereafter against the Purchased Assets, the Business or the Buyer that arises in any way from or in connection with (i) Seller’s operation of the Business prior to the Closing Date, or (ii) any other business or non-business activities of Seller conducted prior hereto or hereafter; and

(f)          Any obligations under any employment, consulting or non-competition agreement to which Seller is a party, whether written or oral, and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby.

ARTICLE II

PURCHASE PRICE AND ALLOCATION OF PURCHASE PRICE

2.1           Purchase Price. On the Closing Date and upon full and complete delivery of all of the assets, as consideration for the sale to Buyer of the Purchased Assets,  Seller entering into the covenant not to compete set forth in Section 5.4 below, the Buyer shall issue to Seller 1,092,233 shares (the “Shares”), which the parties agree shall have an aggregate value of $2,250,000 (TWO MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS) of Restricted Common Stock of Buyer, based upon an market per Share price at the date of this Agreement of $2.06 (TWO DOLLARS AND SIX CENTS).

2.2           Issuance of Restricted Shares. The Shares issued pursuant to Section 2.1 above shall be issued pursuant to a private placement transaction and are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Accordingly, the Shares are subject to certain restrictions on transferability. All Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.3           Lock-up Restrictions. Except as otherwise expressly provided herein, and except as Seller may be otherwise restricted from selling shares of Restricted Common Stock under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof, Seller may only publicly sell Restricted Common Stock subject to the following conditions, commencing on the execution and delivery of this Agreement:

(a)          The Seller shall not be allowed to sell any shares of Restricted Common Stock for twelve (12) months (the “Lock-Up Period”);

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(b)          The transfer records of the Buyer’s transfer agent shall reflect such appropriate restrictions representing Restricted Common Stock covered hereby.

(c)          The Seller agrees that they will not engage in any short selling of Buyer’s Restricted Common Stock during the Lock-Up Period.

2.4           Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets and for the covenant not to compete set forth in Section 5.4 below within 3 years after the Closing Date, and at such time shall be attached hereto as Exhibit B (the “Purchase Price Allocation”). Each of the parties, when reporting the transactions consummated hereunder in their respective tax returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation to be set forth in Exhibit B hereto. Additionally, each of the parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder.

2.5           Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval, instrument, contract, lease, permit or other agreement or arrangement, including the Assigned Contracts, or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer or the Seller, thereunder; and any transfer or assignment to the Buyer by Seller, as applicable, of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event that any such consent or approval is not obtained on or prior to the Closing Date, the Seller shall continue to use their best efforts to obtain any such approval or consent after the Closing Date as promptly as possible, and, regardless of whether such approval or consent is ever obtained, Seller will cooperate with the Buyer in any lawful and reasonable arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under (and Buyer shall perform the obligations under, except as specifically prohibited) any such instrument, contract, lease, or permit or other agreement or arrangement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures and exceptions set forth in the disclosure schedules attached hereto (the “Seller’s Disclosure Schedules”), the Seller make the representations and warranties set forth hereinafter in this Section 3 to the Buyer:

3.1           Authority and Binding Effect. Seller has the full power and authority to execute and deliver this Agreement and the Bill of Sale (as hereinafter defined). This Agreement and the Bill of Sale and the consummation by Seller of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Seller, and such agreements have been duly executed and delivered by Seller.

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This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, upon execution and delivery, the Bill of Sale will be a valid and binding agreement of Seller and shall be enforceable against it in accordance with its terms, except as enforceability of the obligations of Seller under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity). It is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any third person, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement and the Bill of Sale.

3.2           Organization and Standing. Seller is corporation duly organized, validly existing and in good standing under the laws of the Nevada, and Seller is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a Material Adverse Effect on Seller. Seller has the requisite corporate power and authority to conduct its business as now conducted and to own or lease the Purchased Assets, and to use such Purchased Assets in the conduct of its business. True and complete copies of the organizational documents of Seller have been delivered to Buyer. Seller is not in violation of its organizational documents. Seller has no subsidiaries.

3.3           Financial Statements. Seller has delivered to the Buyer financial statements of Seller consisting of unaudited balance sheets as of the end of, and the related statements of income and cash flows for, the fiscal year ended December 31, 2013, and an unaudited balance sheet and related statement of income and cash flows for the period beginning January 1, 2014 and ending March 31, 2014 (collectively, the “Financial Statements”). True and correct copies of the Financial Statements are attached hereto as Schedule 3.3. The Financial Statements were prepared in accordance with Seller’s normal accounting practices, and fairly and accurately reflect, on a cash basis, the results of its operations as of the relevant dates thereof and for the respective periods covered thereby. Seller has no debts, obligations or liabilities, fixed or contingent, of a nature that would be required, in accordance with the Seller’s normal accounting practices, to be shown on a balance sheet and that are not shown on the balance sheet as of March 31, 2014 (the “Balance Sheet”), other than liabilities incurred after March 31, 2014 in the ordinary course of Seller’s business and consistent with past practice.

3.4           Absence of Certain Changes. Except as set forth in Schedule 3.4, since January 1, 2014, there has not been:

(a)          except in the ordinary course of Seller’s business, any sale, transfer, or other disposition of, or the incurrence or imposition of any Encumbrance of any kind on or affecting, any of the Purchased Assets;

(b)          any material damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets;

(c)          the entry or violation of any judgment, order, writ or decree that has had or could reasonably be expected to have a Material Adverse Effect on Seller;

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(d)          any material default or breach by Seller or any amendment, termination or revocation or, to the Knowledge of Seller, any material default or breach by any party other than Seller, or any written threatened termination or revocation of, any of the Assigned Contracts;

(e)          any actual or threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation of the Business; or

(f)          the occurrence of any other event or circumstance which has or is likely to have a Material Adverse Effect on Seller.

3.5           Title to and Condition of Purchased Assets.

(a)          Intangible Assets. The Intangible Assets perform in the manner described and are in good working order and condition, free of trojans or viruses of any kind or nature and have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller’s established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

(b)          Title to and Adequacy of Purchased Assets. Except as disclosed on Schedule 3.5 hereto, Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Encumbrances of any nature whatsoever other than restrictions on transfer of Assigned Contracts. Except as set forth on Schedule 3.5, all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others. The Purchased Assets constitute all of the assets, properties, rights, privileges and interest which Seller either owns or controls, or uses or holds for use exclusively in connection with the Business and, except as set forth on Schedule 3.5, the Purchased Assets constitute all of the assets, properties, rights and interests of Seller which are necessary for Buyer to own and operate the Business as currently conducted and as proposed to be conducted.

3.6           Intellectual Property.

(a)          Set forth on Schedule 3.6(a) is a complete list of all Intellectual Property Rights, owned, licensed or used by the Seller in connection with the Business, identifying for each registered Intellectual Property Right, or pending registration, (i) whether it is owned by or licensed to the Seller, (ii) the name of the applicant/registrant and current owner, (iii) the jurisdiction where the application/registration is located, (iv) the application or registration number, and (v) the filing date and issue date, if applicable. Seller owns all right, title and interest in and to all Business Intellectual Property Rights free and clear of all Encumbrances.

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(b)          No claims have been asserted or threatened against Seller by any person challenging Seller’s ownership, use or distribution of any Business Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating thereto and Seller has never been a party to any action or proceeding that involves or involved any claim of infringement, misappropriation or other wrongful use or exploitation of the intellectual property or other proprietary rights of any other party. The operation of the Business as currently and formerly conducted and proposed to be conducted, does not violate, has not violated, and will not violate any Intellectual Property Rights of any third party, including, without limitation, infringement, misappropriation or wrongful use or exploitation of intellectual property or other proprietary rights, and no third party has provided notice to Seller of a possible such violation. Seller is not aware of any valid basis for any claim of the type specified in this Section 3.6(b). To Seller’s Knowledge, no third party is violating, infringing, or misappropriating any Business Intellectual Property Right.

(c)          No registered Mark identified in Schedule 3.6(a) has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.6(a) has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect thereto any of such Patents.

(d)          The Seller exclusively owns, free and clear of any and all Encumbrances, all Intellectual Property Rights identified on Schedule 3.6(a) and all other Business Intellectual Property Rights, except for Intellectual Property Rights that are licensed to the Seller by a third party licensor pursuant to a written license agreement that remains in effect. The Seller has not received any notice or claim challenging its ownership of any of the Business Intellectual Property Rights owned (in whole or in part) by the Seller, nor to the Knowledge of the Seller, is there a reasonable basis for any claim that it does not so own any of such Seller Intellectual Property.

(e)          The Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Business Intellectual Property Rights and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret included therein. All Business Intellectual Property Rights which the Seller purports to own were developed by (i) an employee of Seller working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all Intellectual Property Rights in the Business Intellectual Property Rights. To the extent that any Business Intellectual Property Rights have been developed or created by a third party for the Seller, the Seller has a written agreement with such third party with respect thereto and the Seller thereby has obtained ownership of and is the exclusive owner of all of such third party’s Intellectual Property Rights in such work, material or invention by operation of law or by valid assignment.

(f)          All registered Business Intellectual Property Rights are valid, subsisting and enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any registered Business Intellectual Property Rights or alleging any misuse of such registered Business Intellectual Property Rights. The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Business Intellectual Property Rights (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(g)          The Seller has not transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property Rights. Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all Business Intellectual Property Rights. To Seller’s Knowledge, no loss or expiration of any of the Business Intellectual Property Rights is threatened, pending or reasonably foreseeable.

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(h)          Except as specified in Schedule 3.6(h) of the Seller’s Disclosure Schedule, none of the proprietary Software of the Seller or any Software licensed to the Seller to which the Seller has made modifications, including customizations, or any portion thereof (“Seller Proprietary Software”) contains, is based on or derived from, was developed using or with reference to, or is distributed or linked (statically or dynamically) with any Open Source Software. None of the Seller Proprietary Software (or any portion, code or version thereof or rights thereto) is required or will be required to be licensed, distributed or otherwise made available under any terms and conditions applicable to such Open Source Software.

(i)          Seller warrants that for a period of 1 year from the execution and delivery of this Agreement: (i) the Software furnished will be free of defects in materials and workmanship under normal use; and (ii) the Software substantially conforms to its published specifications. Buyer’s exclusive remedy and the entire liability of Seller and its suppliers under this warranty will be either repair or replacement of the Software within a commercially reasonable time. Seller warrants that the Software is error free and that Buyer will be able to operate the Software without problems or interruptions.

(j)          To the Knowledge of the Seller, none of the Software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by the Business (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Seller product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Seller solely for internal use on a non-exclusive basis) (collectively, “Seller Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of Seller product or any third party product or system containing or used in conjunction with such Seller Software; or (ii) fails to comply with any applicable warranty or other contractual commitment in any material respect relating to the use, functionality, or performance of such Seller Software.

(k)          To the Knowledge of the Seller, no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(l)          The source code for all Seller Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software. No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller. The Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.

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(m)          The Business Intellectual Property Rights and any common law rights that have accrued to Seller constitute all of the Intellectual Property Rights necessary for the conduct of the Business as presently conducted, and proposed to be conducted, by Seller.

3.7           Assigned Contracts and Other Agreements. Schedule 3.7 hereto contains an accurate and complete list of each material contract, agreement, indenture, note, lease, or other instrument or commitment, written or oral, which relates to or affects or could be reasonably likely to affect any of the Purchased Assets, the Assumed Obligations or the consummation of the transactions contemplated by this Agreement (the “Material Contracts”). Accurate and complete copies of all of the Material Contracts have been furnished by Seller to the Buyer. The Material Contracts include, without limitation, each of the Assigned Contracts. Each of the Material Contracts is a valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity relating to the availability of equitable remedies. There have not been any defaults by Seller or, to the Knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect or any of Material Contracts which, individually or in the aggregate, would have a Material Adverse Effect on Seller, and to the Knowledge of Seller, there are no facts or conditions that have occurred or, as to assignability, except for the transaction contemplated by this Agreement, that are anticipated to occur which, with the passage of time or the giving of notice, or both, would constitute a default by Seller, or to the Knowledge of Seller, by the other party or parties, under any of the Material Contracts or would cause a creation or imposition of any Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on Seller. Except as described on Schedule 3.7, none of the Assigned Contracts contains any provisions which, after the date hereof, would (i) hinder or prevent Buyer from continuing to use any of the assets or property, tangible or intangible, that are the subject of the Assigned Contracts in the manner in which they are currently used, or (ii) impose any additional costs (other than scheduled fee increases) or burdensome requirements as a condition to their continued use which are not currently in effect.

3.8           Conflicts. Neither the execution and delivery of nor the consummation of the transactions contemplated by this Agreement or the Bill of Sale will or could result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Operating Agreement or other governing instruments of Seller, or of any Assigned Contract; (b) the creation or imposition of any Encumbrance on any of the Purchased Assets; (c) the violation or breach of any writ, injunction or decree that would become or is now applicable to or binding on any of the Purchased Assets; (d) a loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate Seller’s Business or to own any of the Purchased Assets, granted to or otherwise held by Seller or used in its Business, which would have a Material Adverse Effect on the Business; (e) the right to cease or terminate any other business relationship or arrangement between Seller and any third party that would have a Material Adverse Effect on the Business; (f) the right to terminate any Assigned Contract, or the acceleration of the maturity of any indebtedness or other obligation of Seller, or (g)

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3.9           Compliance with Law/Permits. Seller is in material compliance with all, and is not in violation of any, laws, ordinances, orders, decrees, rules or regulations of any governmental agency or authority. No (i) charges of violations of laws or regulations relating to its Business have been made or, to Seller’s Knowledge, threatened, (ii) proceedings or investigations relating to its Business are pending or, to Seller’s Knowledge, have been threatened, and (iii) citations or notices of deficiency have been issued or, to Seller’s Knowledge, have been threatened, against Seller relating to or arising out of its Business by any governmental authorities, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller; and, to Seller’s Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, reasonably may be instituted, issued or brought hereafter.

3.10         Litigation and Proceedings. Except as set forth on Schedule 3.10, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought against, by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s Knowledge, threatened, which (i) could reasonably be expected to affect adversely Seller’s ability to perform its obligations under this Agreement, or the Bill of Sale or complete any of the transactions contemplated hereby or thereby, or (ii)  which may become a claim, or liability against Buyer or the Purchased Assets. To Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any actions of the type set forth in this Section 3.13. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or its Business that affects, involves or relates to the Purchased Assets.

3.11         Environmental and Safety Matters. Seller has complied with, and the operation of its Business and the use ship of the Purchased Assets, are in material compliance with all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to its business or the Purchased Assets (collectively the “Environmental Laws”); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against Seller in connection with its Business, and to the Knowledge of Seller, there is no factual basis for the giving of any such notice. Seller has not received any notice or claim to the effect that Seller or its Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of its Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to such a claim. None of the operations of Seller’s Business or Seller and none of the Purchased Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any real properties leased, used or operated by Seller in connection with its Business or any other operations or activities of Seller.

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3.12         Accounts Receivable. All accounts receivable of the Seller (a) are valid, existing and collectible, without resort to legal proceedings or collection agencies; (b) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business; and (c) are current and will be collected in full (net of reserves set forth in the Balance Sheet) when due and are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance. There are no disputes regarding the collectibility of any such accounts receivable. All accounts receivable for customer collections and billings prior to the Closing Date have been properly recorded on Seller’s books and records on a timely basis and in the month in which Seller’s efforts and activities generating such income were expended, and represent valid and enforceable claims for completed sales made in the ordinary course of business.

3.13         Operational Restrictions. Seller’s Business is not subject to (a) any restrictions under any applicable laws or regulations or (b) any charter or other corporate or contractual restriction or (c) any judgment, order, writ, injunction, decree or order, which has had or could reasonably be expected to have a Material Adverse Effect on Seller.

3.14         No Broker. Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller. .

3.15         Investment Representations and Warranties. Seller (each an “Investor” for purposes of this Section 3.18 only) each represent and warrant to Buyer, with respect to its investment in, and receipt of, the Shares hereunder, that:

(a)          The Investor is investing in the Common Stock for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)          The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

(c)          The Investor understands that the Common Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Common Stock.

(d)          The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Buyer, and materials relating to the offer and sale of the Common Stock, that have been requested by the Investor or its advisors, if any. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of Buyer. The Investor acknowledges and understands that its investment in the Common Stock involves a significant degree of risk.

(e)          The Investor understands that no United States federal or state agency, or any other government or governmental agency, has passed upon or made any recommendation or endorsement of the Common Stock or an investment therein.

(f)          The Investor understands that:

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(i)          the Common Stock has not been, and is not being, registered under the Securities Act or any applicable state securities laws and, consequently, the Investor may have to bear the risk of owning the Common Stock for an indefinite period of time because the Common Stock may not be transferred unless (A) the resale of the Common Stock is registered pursuant to an effective registration statement under the Securities Act, (B) the Investor has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (C) the Common Stock is sold or transferred pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), or (D) the Common Stock is sold or transferred to an affiliate (as defined in Rule 144) of the Investor;

(ii)         any sale of the Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act, or the rules and regulations of the SEC thereunder; and

(iii)        neither Buyer nor any other person is under any obligation to register the Common Stock under the Securities Act or any state securities laws or to comply with the- terms and conditions of any exemption thereunder.

(g)          The Investor understands that until (a) the Common Stock may be sold by the Investor under Rule 144 or (b) such time as the resale of the Common Stock has been registered under the Securities Act, the certificates representing the Common Stock will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Common Stock):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

3.16         Representations and Warranties of Seller. The representations and warranties of Seller contained herein, and the disclosures contained in Seller’s Disclosure Schedule, do not contain any statement of a material fact that was untrue when made or omit any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading. The copies of all documents furnished by Seller to Buyer pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby makes the representations and warranties set forth in this Section 4 to Seller:

4.1           Authority and Binding Effect. Buyer has the full corporate power and authority to execute and deliver this Agreement and the Bill of Sale. This Agreement and the Bill of Sale and the consummation by Buyer of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Buyer and such agreements have been duly executed and delivered by Buyer. This Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, and, upon execution and delivery, the Bill of Sale will be a valid and binding agreement of Buyer and shall be enforceable against it in accordance with its terms, except as enforceability of the obligations of Buyer under this Agreement and the Bill of Sale may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity). It is not necessary for Buyer to take any action or to obtain any approval, consent or release by or from any third person, governmental or other entity, to enable Buyer to enter into or perform its obligations under this Agreement and the Bill of Sale.

4.2           Organization and Standing. Buyer is a corporation duly organized and validly existing under and is in good standing under the laws of the State of Nevada. Buyer has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Buyer.

4.3           Compliance with Other Instruments. The execution and delivery of this Agreement, the Bill of Sale and all other agreements to be entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any law, rule, regulation, judgment, order, decree or ordinance applicable to Buyer or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or bylaws of Buyer; or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license or any writ, order or decree to which Buyer is a party or by which Buyer or any of its property is bound.

4.4           Governmental Consent, etc. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, and the rules and regulations promulgated thereunder, or of any regulatory authority pursuant thereto, or of any state securities or blue sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect on Buyer.

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4.5           No Broker. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Buyer shall pay, and shall indemnify, hold harmless and defend Seller from and against, all commissions, finder’s and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Buyer.

4.6           Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading. The copies of all documents furnished by Buyer to Seller pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

ARTICLE V

OBLIGATIONS SURVIVING THE CLOSING

5.1           Further Assurances. Each party hereto shall execute and deliver after the date hereof and after Closing such instruments and take such other actions as the other party may reasonably request in order to carry out the terms, conditions and intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

5.2           Expenses. Unless otherwise specifically provided for herein, each party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the other agreements contemplated hereby, and in carrying out and closing the transactions contemplated by this Agreement whether or not this Agreement or the transactions contemplated hereby are ever consummated.

5.3           Taxes. Seller shall pay all Taxes of any kind or nature arising from (i) the conduct or operation of its business up to the Closing Date and the conduct or operation by Seller, prior to or after the Closing Date, of any other business or business activities operations, (ii) the sale of the Purchased Assets pursuant to this Agreement, (iii) a proportionate share of Taxes attributable to the portion of any Straddle Period occurring on or before the Closing Date, and (iv) any liquidation, partial or whole, of Seller. If any Taxes required under this Section 5.3 to be borne by Seller are assessed against the Buyer or any of the Purchased Assets, the Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not cause a Material Adverse Effect on Buyer or the Purchased Assets or the Buyer’s business. Notwithstanding the foregoing, the Buyer may (but shall not be obligated to) pay any such Taxes assessed against it, its business or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if the Buyer’s failure to do so, in the reasonable judgment of the Buyer, could result in the immediate imposition of an Encumbrance on any of the Purchased Assets or any other assets of the Buyer or if Seller fails to contest such assessment or charge diligently and in good faith. If in accordance with the immediately preceding sentence, the Buyer pays any Taxes which pursuant hereto are required to be borne by Seller, the Buyer shall be entitled to reimbursement thereof from Seller in accordance with the indemnity provisions set forth in Article VIII hereof.

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5.4           Non-Competition, Non-Solicitation and Confidentiality.

(a)          Noncompetition.

(i)          The Seller hereby acknowledge that (A) the Buyer conducts the Business and/or has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of the Buyer in the business and goodwill of the Seller, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)         The Seller shall not , during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person (other than the Buyer or its affiliates), (A) engage in the Business within the Territory, or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that engages in the Business within the Territory.

(b)          Nonsolicitation. The Seller shall not , during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i)(A) solicit any customer of the Buyer who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Seller; or (B) persuade or attempt to persuade any customer or supplier of the Buyer (or any of its affiliates) to terminate or modify such customer’s or supplier’s relationship with the Buyer (or any of its Affiliates), or (ii) solicit, recruit or hire, or take any other action that is intended to solicit, recruit or hire, any person who is then an employee of the Buyer (or who has been an employee of the Seller or the Buyer during the preceding 24 months), or otherwise encourage, or take any action intended to encourage, any person who is then an employee of the Buyer (or who has been an employee of the Seller or the Buyer during the preceding 12 months) to terminate his or her employment with the Buyer or devote less than all such employee’s efforts to the affairs of the Buyer.

(c)          Severability. In the event a judicial or arbitral determination is made that any provision of this Section 5.4 constitutes an unreasonable or otherwise unenforceable restriction against the Seller , the provisions of this Section 5.4 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.4 and to apply the provisions of this Section 5.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 5.4 is determined not to be specifically enforceable, the Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Seller. The time period during which the prohibitions set forth in this Section 5.4 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller violates such prohibitions in any respect.

(d)          Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 5.4 shall be inadequate and the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer might have hereunder.

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(e)          Reasonable Restrictions. The Seller, as applicable, (i) acknowledges that the duration, geographical scope and subject matter of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (ii) acknowledges that the Buyer would not enter into the transactions contemplated by this Agreement without the benefits contained in this Section 5.4, (iii) represents that Seller will be able to earn a satisfactory livelihood without violating this Section 5.4 of this Agreement and (iv) understands that this Agreement is assignable by the Buyer and shall inure to the benefit of its respective successors and assigns.

(f)          Confidentiality. After the Closing Date, Seller shall cause their affiliates to treat and hold as confidential any information concerning the Business of the Seller (including, without limitation, all Intellectual Property Rights included in the Purchased Assets) that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement or as otherwise required to comply with applicable law, and at any time upon the reasonable request of the Buyer deliver promptly to the Buyer all tangible embodiments (and, except as may be required to comply with applicable law, all copies) of the Confidential Information which are included within the Purchased Assets and which are in its possession or under its control following the Closing Date. In the event that after the Closing Date Seller or any of their affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by any order of governmental entity) to disclose any Confidential Information, the Seller, as applicable, shall notify Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4(f). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of their affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller or their affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided that such party shall use its best efforts to obtain, at the request and sole cost and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

5.5           “Market Stand-Off” Agreement. In connection with any underwritten public offering by the Buyer of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Buyer’s initial public offering, the Seller, or a transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Buyer or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Buyer or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Buyer or such underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports or (b) analyst recommendations and opinions, including (without limitation) the restrictions promulgated by the Financial Industry Regulatory Authority, Inc. In the event of the declaration of a stock dividend, a spin off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Buyers outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In addition, if reasonably requested by the Buyer or the representative of the underwriters of Common Stock (or other securities) of the Buyer, Seller, or a transferee shall provide, within ten (10) days of such request, such information as may be required by the Buyer or such representative in connection with the completion of any public offering of the Buyer’s securities pursuant to a registration statement filed under the Securities Act. In order to enforce the Market Stand-Off, the Buyer may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 5.6.

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ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All of the respective representations and warranties of Seller and the Buyer set forth in this Agreement or in any of such party’s disclosure schedules, or in any certificates delivered by such party on the Closing Date shall survive the consummation of the transactions contemplated hereby for two (2) years; provided, that (a) each of the representations and warranties contained in Section 3.1 (Authority and Binding Effect) Section 3.2 (Organization and Standing), Section 3.5 (Title to and Condition of Purchased Assets), Section 3.6 (Intellectual Property) shall survive shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters, and (b) any breach of any representation or warranty that constitutes fraud, intentional misrepresentation or intentional breach, shall survive the Closing without limitation. The covenants of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive until they are otherwise terminated pursuant to their terms or fully performed.

ARTICLE VII

THE CLOSING

7.1           Pre-Closing Contingencies. This Agreement is contingent upon Buyer’s final inspection to its full satisfaction of all Purchased Assets within 30 calendar days from the date of this Agreement. Buyer shall be given access to and have the right to inspect the Purchased Assets for a period of 30 calendar days from date of this Agreement. If Buyer notifies Seller in writing, the Purchased Assets are not conforming, in part or in full, to the Seller’s Disclosure Schedules, then this Agreement shall be deemed canceled, null and void.

7.2           Closing. Unless otherwise mutually agreed in writing between the Buyer and the Seller, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer upon satisfaction of all contingencies in described in Section 7.1 (the “Closing Date”), unless Buyer and Seller otherwise agree.

7.3           Seller Closing Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a)          executed bills of sale, instruments of assignment and other conveyance documents reasonably satisfactory to the Buyer, dated as of the Closing Date, transferring to the Buyer all of the Seller’s right, title and interest in and to the Purchased Assets, together with possession of the Purchased Assets, including the bill of sale substantially in the form of Exhibit C (the “Bill of Sale”);

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(b)          Any third party consents to the assignment of the Assigned Contracts that are required under the terms of such Assigned Contracts;

(c)          Any documents requested by Buyer to evidence the transfer of registered Intellectual Property Rights, for the purpose of recording the transfer of any such Intellectual Property Rights; and

(d)          Such other executed instruments of assignment, certificates of title documents, deeds and conveyance documents requested by and reasonably satisfactory in form and substance to the Buyer, transferring to the Buyer all of the Seller’s right, title and interest in and to the Purchased Assets, together with possession of the Purchased Assets.

7.4           Buyer Closing Deliveries. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:

(a)          An irrevocable instruction letter to the Buyer’s transfer agent, instructing the transfer agent to issue the Shares to Seller in accordance with the terms of this Agreement; and

(b)          The executed Bill of Sale.

ARTICLE VIII

INDEMNIFICATION

8.1           Obligations of Seller. Each of Seller hereby agrees that it will indemnify, hold harmless and defend Buyer and each of its directors, officers, members, employees and agents and the respective successors and assigns of Buyer and such persons (all of the foregoing, collectively, the “Indemnified Parties” or, individually, an “Indemnified Party”), from and against any and all Losses (regardless of whether or not such Losses relate to any third party claim) that arise from or in connection with the following prior to their expiration under Article VI:

(a)          any breach of or inaccuracy (or any claim by any third party which, if true, would constitute a breach) in any of the representations or warranties of Seller contained in this Agreement or in Seller’s Disclosure Schedules or other documents contemplated hereby;

(b)          any breach or default by Seller of any of its covenants or agreements contained in this Agreement;

(c)          the failure by Seller to discharge when due any of the Retained Liabilities;

(d)          the failure to have paid or to pay, when due, any Taxes that arose out of the operations of Seller or the consummation of the transactions contemplated by this Agreement or the failure to have filed, when due, any Tax Returns related to any such Taxes or any period up to the Closing Date, whether or not such failure constitutes a breach of the representations or warranties of Seller contained in Section 3.12 or is disclosed in this Agreement or Seller’s Disclosure Schedules; and

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(e)          Seller’s operation of the Business prior to the Closing Date.

8.2           Limitations on Obligations of Seller. In no event shall Seller have any obligation to indemnify the Indemnified Parties for or in respect of any of the Assumed Obligations identified in Schedule 3.7, and Buyer agrees to indemnify, hold harmless and defend Seller (in the same manner and on the same terms and conditions that are applicable to Seller ’s indemnification obligations under this Article VIII) from any and all Losses incurred by Seller as a result of (a) any failure by Buyer to pay or otherwise discharge, and from any failure by Buyer to comply with the provisions of, any of the Assumed Obligations after the Closing Date, and (b) any breach or default by Buyer of any of its covenants or agreements, or any representations or warranty hereunder.

8.3           Claims Procedure. Promptly after the receipt by any Indemnified Party of notice of, or threat of, the commencement of any action or proceeding against such Indemnified Party, such Indemnified Party shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article VIII, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process (or threat thereof) and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article VIII, except where, and solely to the extent that, such failure actually and prejudices the rights of such Indemnifying Party. Except as provided in Section 8.5(a), such Indemnifying Party shall have the right to defend, at his or its own expense and by his or its own counsel reasonably acceptable to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in the defense or such asserted liability at the Indemnified Party’s own expense. In any event, the Indemnified Party, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnified Party shall have the right to participate in the defense of such asserted liability at the Indemnified Party’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, in accordance with the provisions hereof, or if the Indemnifying Party discontinues the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense and the Indemnifying Party shall be responsible for reimbursing the Indemnified Parties for their reasonable legal fees and expenses in connection therewith as and when such fees and expenses are incurred by them. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the sole right to settle the claim, subject to obtaining the consent of the Indemnified Party; provided, however, that if the Indemnified Party shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnified Party and by the claimant and imposes no restrictions on the future activities of the Indemnified Party and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim. If the Indemnified Party is defending the claim as set forth above, the Indemnified Party shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnified Party.

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8.4           Limitations on Liability.

(a)          Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, the Buyer’s sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be to make claims under this Article VIII. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer, after consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions herein, provided that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims for, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

(b)          Buyer Investigation. The right to indemnification, reimbursement or other remedy based upon Seller’s representations, warranties, covenants and obligations herein shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

8.5           Indemnification for Intellectual Property Infringement.

(a)          Seller will defend, at its expense, a third-party action, suit, or proceeding against Buyer, and each of its directors, officers, members, employees and agents and the respective successors and assigns of Buyer and such persons (collectively referred to for purposes of this Section as “Infringement Claim(s)”) to the extent such Infringement Claim is based upon an allegation that Purchased Assets as of their delivery date under this Agreement, infringes a valid Unites States patent or copyright or misappropriates a third-party trade secret. Seller will indemnify Buyer, agents for any judgments, settlements and reasonable attorney fees resulting from a Infringement Claim as provided in this Section.

(b)          Buyer also agrees that, if the use or operation of the Purchased Asset, or any part of them, becomes, or in Seller’s opinion is likely to become, the subject of an Infringement Claim(s), Buyer will permit Seller, at Seller’s option and expense for all associated costs, either to (1) procure the right for Buyer to continue to use Purchased Assets; (2) modify them with another item of comparable quality and performance capabilities to become non-infringing, provided such replacement or modification does not cause the product, services and/or deliverables, or any part thereof, to fail to comply with any of the requirements of this Agreement, including but not limited to, all functionality, technical specifications and performance warranties; or (3) at Buyer’s request, accept the cancellation of infringing Purchased Assets without Buyer having any cancellation liability and the return of the infringing Purchased Assets at Seller’s expense and refund any amount paid.

(c)          In the event Buyer’s ongoing use of Purchased Asset’s, products, services and/or deliverables, or any part of them, is the subject of an Infringement Claim that would preclude or impair Buyer’s use of Purchased Asset’s, (e.g., injunctive relief), or if Buyer’s continued use of them may subject it to punitive damages or statutory penalties, Buyer shall give written notice to Seller of such fact(s). Upon notice of such facts, Seller shall either (1) procure the right for Buyer to continue to use the Purchased Assets,(2) replace or modify the Purchased Assets, of comparable quality and performance capabilities to become non-infringing; or (3) at Buyer’s request, accept the cancellation of infringing Purchased Assets without Buyer having any cancellation liability and the return of the infringing Purchased Assets at Seller’s expense and refund any amount paid.

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(d)          The foregoing remedies provided in this Section 8.5 are cumulative and not exclusive of any other rights and remedies that may be available to the Buyer, whether provided in by law, equity, statute, or in Section 8.1 of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1           Assignment. Neither Seller nor Buyer may assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the other party hereto. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

9.2           Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

9.3           Governing Law. This Agreement, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California, United States of America without regard to the principles of conflicts of law thereof.

9.4           Entire Agreement; Amendment. This Agreement and the Exhibits and Schedules hereto, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.5           Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

9.6           Interpretation; Headings. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

9.7           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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9.8           Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the date of transmission by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed; or (iv) on the earlier of actual receipt or second business day after being sent by air courier or commercial delivery service. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

If to Seller:

Robert Hayden

_ rhayden@me.com_______________

Attn: ________

Fax: (___ )___ -

with a copy to:

_Michael Gillis______

__ mjg@gdlaw.com.au

Fax: (___ )

If to Buyer, to:

Ubiquity Broadcasting Corporation

9801 Research Drive

Irvine, CA. 92618

Attn: Chief Executive Officer

Fax: 949-954-1592

9.9           Public Announcements. Seller will not make any public announcements concerning matters set forth in this Agreement or the negotiation thereof without the prior written consent of the Buyer unless such disclosure is required by law or rules and regulations of any governmental authority. Any such disclosure shall be provided for review to the other party in advance of public release to the extent reasonably practical.

9.10         Attorneys Fees. If any action or proceeding relating to this Agreement or the Bill of Sale, or the enforcement of any provision of this Agreement or the Bill of Sale is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.11         Survival Provisions. All obligations of the parties that are, or may be, performed or performable after Closing shall survive the Closing.

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[Signature Page Follows]

23

IN WITNESS WHEREOF, each of Seller and Buyer has caused its duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

BUYER:

Ubiquity Broadcasting Corporation,
a Nevada corporation

By:

Name:
Title:

SELLER:

Monkeybars, Inc.,
a Washington corporation

By:

Name:	Michael Gillis
Title:	Director

24

EXHIBITS

Exhibit A	Definitions
Exhibit B	Purchase Price Allocation
Exhibit C	Form of Bill of Sale

EXHIBIT A

Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“Seller” means the Monkeybars Inc, a Washington corporation, and the assets contemplated in connection with the “Asset Purchase Agreement”

“Adjusted Gross Revenue” means all gross revenues received by Buyer from the operation of the Business, less: (a) shipping and handling charges, (b) returns, charge-backs and credits paid back to Buyer, (c) deployment, administrative, and maintenance costs, and (d) when applicable, all sales taxes collected.

“Copyrights” means copyrights and copyrightable works, including computer applications, programs, Software, databases and related items, and registrations, applications and renewals therefore.

“Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, restriction (other than restriction or transfer), condition or any adverse interest of any nature, claim, exception, right of set-off, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, restriction, condition or any adverse interest of any nature, or any contract to create any of the foregoing.

“GAAP” means generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made in accordance with generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

A-1

“Intellectual Property Rights” means any or all of the following and all rights, arising out of or associated therewith: (1) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (2) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (3) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (4) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (5) computer software, (including source code, object code, firmware, operating systems and specifications), (6) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (7) industrial designs (whether or not registered), (8) databases and data collections, (9) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (10) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (11) all rights in all of the foregoing provided by treaties, conventions and common law and (12) all rights to sue or recover and retain damages and costs and reasonable attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

"Inventory" means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Seller in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

“Knowledge” of a party shall mean (i) if an individual, the actual knowledge of the individual and any knowledge that a reasonable person in such capacity should have after due inquiry, and (ii) if any entity, the actual knowledge of any executive officer or controller of such party, and with respect to the Seller and any knowledge that a reasonable person in such capacity should have after due inquiry.

“Losses” in respect of any matter means all claims, demands, proceedings, losses, damages, diminution in value, lost opportunities, obligations, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising, directly or indirectly, as a result of such matter.

“Marks” means any and all trademarks, logos, trade names and service marks (registered and unregistered), including, but not limited to, any and all common law and statutory rights therein and therefore, and further including any and all registrations thereof and applications for registration therefore.

“Material Adverse Effect on Seller” and “Material Adverse Effect on its Business” shall both mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely the Purchased Assets or the business operations, or condition (financial or otherwise) of Seller’s Business or the ability of Seller to consummate the transactions which it is required to consummate hereunder.

“Material Adverse Effect on Buyer” and “Material Adverse Effect on its Business” shall mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely business or the financial condition or operating results of Buyer or the ability of Buyer to consummate the transactions which it is required to consummate hereunder.

A-2

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date.

“Open Source Software” means any Software, or any portion thereof, in source code or object code, that is licensed, distributed or made available under any license or other distribution agreement (i) containing any of the following terms and conditions: (A) licensees of such software must have the right to copy, sell or give away such software or modifications or derivative works thereof without compensation to the licensor, (B) licensees of such software must receive or have available access to the source code for such software, (C) licensees of such software must have the right to modify and create derivative works of such software or (ii) that is certified by the Open Source Initiative or otherwise compliant with the most current version of the Open Source Definition as published by the Open Source Initiative. Open Source Software, without limitation, includes software licensed or distributed under any of the following licenses or licenses similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g. PERL), (3) the Mozilla Public License, (iv) the Netscape Public License, (4) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (5) the Sun Community Source License (SCSL), (6) an Open Source Foundation License (e.g. CDE and Motif UNIX user interfaces), and (7) the Apache Server license.

“Patents” means any and all patents, patent applications and work product therefore and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“Software” means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

“Straddle Period” shall mean a Tax period or year commencing prior to and ending after the Closing Date.

“Territory” means the anywhere in the world where the Seller does business as of the Closing.

“Trade Secrets” means know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that is the subject of reasonable efforts to maintain confidentiality and that derives economic value from not being generally known to Persons who can obtain economic value from its use, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

A-3

EXHIBIT B

Purchase Price Allocation

See Section 2.3

B-1

EXHIBIT C

Form of Bill of Sale

This BILL OF SALE AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is made and entered into as of April 24, 2014,by and between Ubiquity Broadcasting Corporation, Inc., a Nevada corporation (“Buyer”), and Monkeybars, Inc., a Washington corporation, (the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (defined in the Recitals below).

RECITALS:

A.           Buyer and Seller are parties to an Asset Purchase Agreement, dated as of April 24, 2014 (the “Asset Purchase Agreement”), pursuant to which Seller has agreed to sell, transfer and convey to Buyer, and Buyer has agreed to purchase substantially all of the assets related to Seller’s Business, as more fully described in the Asset Purchase Agreement; and

B.           The execution of this Bill of Sale is a condition precedent under the Asset Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.          Purchased Assets. In accordance with and subject to terms, conditions and limitations set forth in the Asset Purchase Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer the Purchased Assets free and clear of all Encumbrances TO HAVE AND TO HOLD; provided, however, that with respect to Assigned Contracts, such Seller hereby sells, assigns, transfers and conveys to Buyer all of Seller’s right, title and interest in, under and to the Assigned Contracts from and after the Closing, to the extent that such Assigned Contracts are, or hereafter become, legally assignable or any necessary consents to assignment have been (or are hereafter) obtained.

2.          Excluded Assets. Notwithstanding anything to the contrary contained elsewhere in this Bill of Sale, the Excluded Assets are not sold hereby, but are retained by Seller, and the Purchased Assets exclude any and all of the Excluded Assets.

3.          Assumed Obligations. In accordance with and subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement, and subject to the proviso set forth in Section 1 hereof, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer all of the Assumed Obligations.

4.          Acceptance and Assumption. In accordance with and subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement, the Buyer hereby (a) accepts the Purchased Assets as conveyed herein, (b) purchases and accepts the sale, transfer, assignment, conveyance and delivery of Seller’s right, title and interests in, under and to the Assigned Contracts (to the extent that necessary consents to assignment have been obtained), as well as all other Assumed Obligations, and (c)  assumes, undertakes and agrees, to pay, satisfy, perform and discharge in full, as and when due, all obligations and liabilities of any kind arising out of, or required to be performed under, such Assigned Contracts and all other Assumed Obligations.

D-1

5.          Further Assurances. Each party hereto hereby agrees to execute and deliver such other instruments and documents, and take such other actions, as the other party may from time to time hereafter reasonably request to further evidence the sale, transfer and conveyance to Buyer of the Purchased Assets, the assignment of Assigned Contracts and the assumption and performance of the Assumed Obligations; provided, that, with respect to any such request, the requesting party bears the reasonable costs of preparing, executing and delivering such instruments or taking of such actions, unless the other party is expressly obligated, under any terms or provisions of the Asset Purchase Agreement, to execute and deliver such documents or to take any such action.

6.          Execution in Counterparts. This Bill of Sale may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. This Bill of Sale shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party.

7.          Binding Effect. This Bill of Sale, and all of the covenants, terms and conditions set forth herein shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

8.          Governing Law. This Bill of Sale is deemed to have been made in the State of California and shall be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) for contracts made and to be performed in that state.

9.          Interpretation. In the event of any conflict or questions of interpretation between the terms and provisions set forth in this Bill of Sale and the Asset Purchase Agreement, the terms and provisions of the Asset Purchase Agreement shall govern the obligations of the parties hereto.

[remainder of page intentionally left blank]

D-2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale on the date and year first above written.

BUYER:

Ubiquity Broadcasting Corporation,
a Nevada corporation

By:

Name:

Title:

SELLER:

Monkeybars, Inc.,
an Washington corporation

By:

Name: Michael Gillis

Title: Director

D-3

SELLER’S ASSET SCHEDULES

SCHEDULE 1.1 (b) – SELLER’S ASSETS

D-1

SCHEDULE 1.1 (d) – SELLER’S LICENSES AND PERMITS

D-2

SCHEDULE 1.1 (e) – SELLER’S ASSET INVENTORY

D-3

SELLER’S DISCLOSURE SCHEDULES

SCHEDULE 3.3 – SELLER’S FINANCIAL STATEMENTS

D-4

SCHEDULE 3.4 – CHANGES IN SELLER’S BUSINESS

D-5

SCHEDULE 3.5 – TITLE MARKETABILITY OF THE PURCHASE ASSETS

D-6

SCHEDULE 3.6(a) – SELLER’S INTELLECTUAL PROPERTY RIGHTS

Patents

Trademarks

Domain Names

D-7

SCHEDULE 3.6(h) – OPEN SOURCE SOFTWARE

D-8

SCHEDULE 3.7 – ASSIGNED CONTRACTS AND OTHER AGREEMENTS

D-9

SCHEDULE 3.11 – LICENSES AND PERMITS

D-10

SCHEDULE 3.10 – LEGAL PROCEEDINGS

D-11